As filed with the Securities and Exchange Commission on April 10, 2007.
Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under the
Securities Act of 1933

Altair Nanotechnologies Inc.
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	33-1084375 (I.R.S. employer identification number)

Alan J. Gotcher
Chief Executive Officer
Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502
(775) 858-3750
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices; name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to: Bryan T. Allen, Esq. Parr Waddoups Brown Gee & Loveless 185 South State Street, Suite 1300 Salt Lake City, Utah 84111 Phone: (801) 257-7963 Facsimile: (801) 532-7750

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares(3)	895,523	$3.10	$2,776,122	$86

(1) In addition, pursuant to Rule 416 of the Securities Act of 1933, this registration statement covers a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend, or other similar transaction.

(2)  Pursuant to Rule 457(c), the offering price is calculated, solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices for the common shares as reported on the NASDAQ Capital Market on April 5, 2007.

(3) Each common share includes an attached right arising under, and subject to the terms described in, the Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999 between the issuer and Equity Transfer Services, Inc., as the Rights Agent.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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PROSPECTUS

ALTAIR NANOTECHNOLOGIES INC.

895,523 Common Shares

This prospectus covers the offer and sale of up to 895,523 common shares, without par value. Each common share includes an attached right arising under an Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999.

All of the shares that may be offered hereunder are to be offered and sold by persons who are existing security holders and identified in the section of this prospectus entitled “Selling Shareholder.” Pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus and the related registration statement cover a presently indeterminate number of common shares issuable upon the occurrence of a stock split, stock dividend or other similar transaction.

We will not receive any of the proceeds from the sale of the shares offered in this prospectus. In the United States, our common shares are listed for trading under the symbol ALTI on the NASDAQ Capital Market. On April 9, 2007, , the closing sales price of our common shares, as reported by the NASDAQ Capital Market, was $3.20 per share.

Our principal executive offices are located at 204 Edison Way, Reno, NV, and our phone number is (775) 856-2500. Our website is www.altairnano.com. Information contained on our website is not a part of this prospectus or any prospectus supplement.

Carefully consider the risk factors beginning on page 3 of this prospectus before investing in the shares being offered with this prospectus.

This prospectus shall not constitute an offer to sell, or the solicitation of an offer to buy, in any state in which the offer or sale would be unlawful prior to or absent qualification under the securities laws of that state.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 10, 2007.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any prospectus supplement. We have not authorized anyone to provide you with different information. The selling shareholder is not permitted to make an offer or sale of these shares in any state where the offer or sale is not permitted. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any date other than the date on the front of this prospectus.

Unless the context requires otherwise, in this prospectus supplement and the accompanying prospectus, the terms "Altair," "we," "our" and "us" refer to Altair Nanotechnologies Inc., and its subsidiaries as a combined entity, except where it is made clear that the term only means the parent company or an identified subsidiary.

ABOUT THIS PROSPECTUS

This prospectus provides you with a description of certain risk factors associated with an investment in our common shares, a description of the contemplated offering, a description of our common shares and other information. In addition, you should read the additional information described under the heading “Incorporation of Certain Documents by Reference” on page 21 of this prospectus.

RISK FACTORS

Before you invest in our common shares that may be offered pursuant to this prospectus, you should be aware that such investment involves the assumption of various risks. You should consider carefully the risk factors described below and in any filings incorporated herein by reference, together with all of the other information included in, or incorporated by reference into, this prospectus before you decide to purchase any of our common shares. If any of the adverse events described in the following risk factors actually occur or we do not accomplish necessary events or objectives described in the risk factors, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common shares could decline and shareholders could lose all or part of their investment.

We may continue to experience significant losses from operations.

We have experienced a net loss in every fiscal year since our inception. Our losses from operations were $17,681,415 in 2006 and $10,481,853 in 2005. Even if we do generate operating income in one or more quarters in the future, subsequent developments in our industry, customer base, business or cost structure, or an event such as significant litigation or a significant transaction, may cause us to again experience operating losses. We may never become profitable for the long-term, or even for any quarter.

Our quarterly operating results have fluctuated significantly in the past and will continue to fluctuate in the future, which could cause our stock price to decline.

Our quarterly operating results have fluctuated significantly in the past, and we believe that they will continue to fluctuate in the future, due to a number of factors, many of which are beyond our control. If in future periods our operating results do not meet the expectations of investors or analysts who choose to follow our company, our stock price may fall. Factors that may affect our quarterly operating results include the following:

•	fluctuations in the size and timing of customer orders from one quarter to the next;
•	timing of delivery of our services and products;
•	addition of new customers or loss of existing customers;
•	our ability to commercialize and obtain orders for products we are developing;
•	costs associated with developing our manufacturing capabilities;
•	new product announcements or introductions by our competitors or potential competitors;
•	the effect of variations in the market price of our common shares and vesting provisions on our equity-based compensation expenses;
•	acquisitions of businesses or customers;
•	technology and intellectual property issues associated with our products; and
•	general economic trends, including changes in energy prices, or geopolitical events such as war or incidents of terrorism.

Our revenues have historically been generated from low-margin contract research services; if we cannot expand revenues from other products and services, our business will fail.

Historically, a significant portion of our revenues has come from contract research services for businesses and government agencies. During the years ended December 31, 2006, 2005 and 2004, contract services revenues comprised 67%, 70%, and 99%, respectively, of our operating revenues. Contract services revenue is low margin and unlikely to grow at a rapid pace. Our business plan anticipates revenues from product sales, manufacturing and licensing, both of which are higher margin than contract services and have potential for rapid growth, increasing in coming years. If we are not successful in significantly expanding our revenues from higher margin products and services, our revenue growth will be slow, and it is unlikely that we will achieve profitability.

Our patents and other protective measures may not adequately protect our proprietary intellectual property, and we may be infringing on the rights of others.

We regard our intellectual property, particularly our proprietary rights in our nanomaterials and titanium dioxide pigment technology, as critical to our success. We have received various patents, and filed other patent applications, for various applications and aspects of our nanomaterials and titanium dioxide pigment technology and other intellectual property. In addition, we generally enter into confidentiality and invention agreements with our employees and consultants. Such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

•	Our pending patent applications may not be granted for various reasons, including the existence of conflicting patents or defects in our applications;
•	The patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;
•	Parties to the confidentiality and invention agreements may have such agreements declared unenforceable or, even if the agreements are enforceable, may breach such agreements;
•	The costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement cost prohibitive;
•	Even if we enforce our rights aggressively, injunctions, fines and other penalties may be insufficient to deter violations of our intellectual property rights; and
•
Other persons may independently develop proprietary information and techniques that, although functionally equivalent or superior to our intellectual proprietary information and techniques, do not breach our patented or unpatented proprietary rights.

Because the value of our company and common shares is rooted primarily in our proprietary intellectual property rights, our inability to protect our proprietary intellectual property rights or gain a competitive advantage from such rights could harm our ability to generate revenues and, as a result, our business and operations.

In addition, we may inadvertently be infringing on the proprietary rights of other persons and may be required to obtain licenses to certain intellectual property or other proprietary rights from third parties. Such licenses or proprietary rights may not be made available under acceptable terms, if at all. If we do not obtain required licenses or proprietary rights, we could encounter delays in product development or find that the development or sale of products requiring such licenses is foreclosed.

Because our products are generally components of end products, the viability of many or our products is tied to the success of third parties' existing and potential end products.

Few of the existing or potential products being developed with our nanomaterials and titanium dioxide pigment technology are designed for direct use by the ultimate end user. Phrased differently, most of our products are components of other products. For example, our nano-structured lithium titanate spinel battery materials and NanoSafe batteries are designed for use in end-user products such as electric vehicles, hybrid electric vehicles and other potential products. Other potential products and processes we and our partners are developing using our technology, such as titanium dioxide pigments, life science materials, air and water treatment products, and coatings, are similarly expected to be components of third-party products. As a result, the market for our products is dependent upon third parties creating or expanding markets for their end-user products that utilize our products. If such end-user products are not developed, or the market for such end-user products contracts or fails to develop, the market for our component products would be expected to similarly contract or collapse. This would limit our ability to generate revenues and would harm our business and operations.

The commercialization of many of our technologies is dependent upon the efforts of commercial partners and other third parties over which we have no or little control.

We do not have the expertise or resources to commercialize all potential applications of our nanomaterials and titanium dioxide pigment technology. For example, we do not have the resources necessary to complete the testing of, and obtain FDA approval for, RenaZorb and other potential life sciences products or to construct a commercial facility to use our titanium dioxide pigment production technology. Other potential applications of our technology, such as those related to our nano-structure lithium titanate spinel electrode materials, coating materials and dental materials, are likely to be developed in collaboration with third parties, if at all. With respect to these and substantially all other applications of our technology, the commercialization of a potential application of our technology is dependent, in part, upon the expertise, resources and efforts of our commercial partners. This presents certain risks, including the following:

•	we may not be able to enter into development, licensing, supply and other agreements with commercial partners with appropriate resources, technology and expertise on reasonable terms or at all;
•
our commercial partners may not place the same priority on a project as we do, may fail to honor contractual commitments, may not have the level of resources, expertise, market strength or other characteristic necessary for the success of the project, may dedicate only limited resources and/or may abandon a development project for reasons, including reasons, such as a shift in corporate focus, unrelated to its merits;

•
our commercial partners may terminate joint testing, development or marketing projects on the merits of the projects for various reasons, including determinations that a project is not feasible, cost-effective or likely to lead to a marketable end product;

•
at various stages in the testing, development, marketing or production process, we may have disputes with our commercial partners, which may inhibit development, lead to an abandonment of the project or have other negative consequences; and

•	even if the commercialization and marketing of jointly developed products is successful, our revenue share may be limited and may not exceed our associated development and operating costs.

As a result of the actions or omissions of our commercial partners, or our inability to identify and enter into suitable arrangements with qualified commercial partners, we may be unable to commercialize apparently viable products on a timely and cost-effective basis, or at all. Our business is not dependent upon a single application of our technology; however, we will not become profitable and be able to sustain operations in the long run if we fail to commercialize several of our potential products.

If we acquire or invest in other companies, assets or technologies and we are not able to integrate them with our business, or we do not realize the anticipated financial and strategic goals for any of these transactions, our financial performance may be impaired.

As part of our growth strategy, we routinely consider acquiring or making investments in companies, assets or technologies that we believe are strategic to our business. We do not have extensive experience in integrating new businesses or technologies, and if we do succeed in acquiring or investing in a company or technology, we will be exposed to a number of risks, including:

•
we may find that the acquired company or technology does not further our business strategy, that we overpaid for the company or technology or that the economic conditions underlying our acquisition decision have changed;

•	we may have difficulty integrating the assets, technologies, operations or personnel of an acquired company, or retaining the key personnel of the acquired company;
•	our ongoing business and management's attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises;
•	we may encounter difficulty entering and competing in new product or geographic markets or increased competition, including price competition or intellectual property litigation; and
•
we may experience significant problems or liabilities associated with product quality, technology and legal contingencies relating to the acquired business or technology, such as intellectual property or employment matters.

In addition, from time to time we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs. If we were to proceed with one or more significant acquisitions or investments in which the consideration included cash, we could be required to use a substantial portion of our available cash. To the extent we issue shares of capital stock or other rights to purchase capital stock, including options and warrants, existing shareholders might be diluted. In addition, acquisitions and investments may result in the incurrence of debt, large one-time write-offs, such as acquired in-process research and development costs, and restructuring charges.

We intend to expand our operations and increase our expenditures in an effort to grow our business. If we are unable to achieve or manage significant growth and expansion, or if our business does not grow as we expect, our operating results may suffer.

During the past year, we have significantly increased our research and development expenditures in an attempt to accelerate the commercialization of certain products, particularly our nano-structured lithium titanate spinel electrode materials and NanoSafe battery systems. Our business plan anticipates continued additional expenditure on development, manufacturing and other growth initiatives. We may not achieve significant growth. If achieved, significant growth would place increased demands on our management, accounting systems, network infrastructure and systems of financial and internal controls. We may be unable to expand associated resources and refine associated systems fast enough to keep pace with expansion, especially as we expand into multiple facilities at distant locations. If we fail to ensure that our management, control and other systems keep pace with growth, we may experience a decline in the effectiveness and focus of our management team, problems with timely or accurate reporting, issues with costs and quality controls and other problems associated with a failure to manage rapid growth, all of which would harm our results of operations.

Our competitors have more resources than we do, which may give them a competitive advantage.

We have limited financial, personnel and other resources and, because of our early stage of development, have limited access to capital. We compete or may compete against entities that are much larger than we are, have more extensive resources than we do and have an established reputation and operating history. Because of their size, resources, reputation, history and other factors, certain of our competitors may be able to exploit acquisition, development and joint venture opportunities more rapidly, easily or thoroughly than we can. In addition, potential customers may choose to do business with our more established competitors, without regard to the comparative quality of our products, because of their perception that our competitors are more stable, are more likely to complete various projects, are more likely to continue as a going concern and lend greater credibility to any joint venture.

We will not generate substantial revenues from our life science products unless proposed products receive FDA approval and achieve substantial market penetration.

We have entered into development and license agreements with respect to RenaZorb, a potential drug candidate for humans with kidney disease, and other life science products, and expect to enter into additional licensing and/or supply agreements in the future. Most of the potential life sciences applications of our technologies are subject to regulation by the FDA and similar regulatory bodies. In general, license agreements in the life sciences area call for milestone payments as certain milestones related to the development of the products and the obtaining of regulatory approval are met; however, the receipt by the licensor of substantial recurring revenues is generally tied to the receipt of marketing approval from the FDA and the amount of revenue generated from the sale of end products. There are substantial risks associated with licensing arrangements, including the following:

•
Further testing of potential life science products using our technology may indicate that such products are less effective than existing products, unsafe, have significant side effects or are otherwise not viable;

•
The licensees may be unable to obtain FDA or other regulatory approval for technical, political or other reasons or, even if it obtains such approval, may not obtain such approval on a timely basis; and

•
End products for which FDA approval is obtained, if any, may fail to obtain significant• market share for various reasons, including questions about efficacy, need, safety and side effects or because of poor marketing by the licensee.

If any of the foregoing risks, or other risks associated with our life science products were to occur, we would not receive substantial, recurring revenue from our life science division, which would adversely affect our overall business, operations and financial condition.

As manufacturing becomes a larger part of our operations, we will become exposed to accompanying risks and liabilities.

We have not produced any pigments, nanoparticles or other products using our nanomaterials and titanium dioxide pigment technology and equipment on a sustained commercial basis. In-house or outsourced manufacturing is becoming an increasingly significant part of our business. If and as manufacturing becomes a larger part of our business, we will become increasingly subject to various risks associated with the manufacturing and supply of products, including the following:

•
If we fail to supply products in accordance with contractual terms, including terms related to time of delivery and performance specifications, we may become liable for direct, special, consequential and other damages, even if manufacturing or delivery was outsourced;

•	Raw materials used in the manufacturing process, labor and other key inputs may become scarce and expensive, causing our costs to exceed cost projections and associated revenues;
•
Manufacturing processes typically involve large machinery, fuels and chemicals, any or all of which may lead to accidents involving bodily harm, destruction of facilities and environmental contamination and associated liabilities; and

•
We may have, and may be required to, make representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third-party technologies or violate government regulations.

Any failure to adequately manage risks associated with the manufacture and supply of materials and products could lead to losses (or small gross profits) from that segment of our business and/or significant liabilities, which would adversely affect our business, operations and financial condition.

We have issued a $3,000,000 note to secure the purchase of the land and the building where our nanomaterials and titanium dioxide pigment assets are located.

In August 2002, we entered into a purchase and sale agreement with BHP Minerals International Inc. to purchase the land, building and fixtures in Reno, Nevada where our nanomaterials and titanium dioxide pigment assets are located. In connection with this transaction, we issued to BHP a note in the amount of $3,000,000, at an interest rate of 7%, secured by the property we acquired. The first two payments of $600,000 of principal plus accrued interest were due and paid on February 8, 2006 and February 8, 2007. Additional payments of $600,000 plus accrued interest are due annually on February 8, 2008 through 2010. If we fail to make the required payments on the note, BHP has the right to foreclose and take the property. If this should occur, we would be required to relocate our primary operating assets and offices, causing a significant disruption in our business.

We may not be able to raise sufficient capital to meet future obligations.

As of December 31, 2006, we had approximately $27.2 million in cash, cash equivalents and short-term investments. As we take additional steps to enhance our commercialization and marketing efforts, or respond to acquisition opportunities or potential adverse events, our use of working capital may increase significantly. In any such event, absent a comparatively significant increase in revenue, we will need to raise additional capital in order to sustain our ongoing operations, continue unfinished testing and additional development work and, if certain of our products are commercialized, construct and operate facilities for the production of those products.

We may not be able to obtain the amount of additional capital needed or may be forced to pay an extremely high price for capital. Factors affecting the availability and price of capital may include the following:

•	market factors affecting the availability and cost of capital generally;
•	the price, volatility and trading volume of our common shares;
•	our financial results, particularly the amount of revenue we are generating from operations;
•	the amount of our capital needs;
•	the market's perception of companies in one or more of our lines of business;
•	the economics of projects being pursued; and
•	the market's perception of our ability to execute our business plan and any specific projects identified as uses of proceeds.

If we are unable to obtain sufficient capital or are forced to pay a high price for capital, we may be unable to meet future obligations or adequately exploit existing or future opportunities.

Our past and future operations may lead to substantial environmental liability.

Virtually any prior or future use of our nanomaterials and titanium dioxide pigment technology is subject to federal, state and local environmental laws. In addition, we are in the process of reclaiming mineral property that we leased in Tennessee. Under applicable environmental laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of any hazardous substances discovered at any property we use. In addition, courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of hazardous substances. If we incur any significant environmental liabilities, our ability to execute our business plan and our financial condition would be harmed.

Certain of our experts and directors reside in Canada and may be able to avoid civil liability.

We are a Canadian corporation, and three of our directors and our Canadian legal counsel are residents of Canada. As a result, investors may be unable to effect service of process upon such persons within the United States and may be unable to enforce court judgments against such persons predicated upon civil liability provisions of the U.S. securities laws. It is uncertain whether Canadian courts would enforce judgments of U.S. courts obtained against us or such directors, officers or experts predicated upon the civil liability provisions of U.S. securities laws or impose liability in original actions against us or our directors, officers or experts predicated upon U.S. securities laws.

We are dependent on key personnel.

Our continued success will depend to a significant extent on the services of Dr. Alan J. Gotcher, our Chief Executive Officer and President, Edward Dickinson, our Chief Financial Officer, and Dr. Bruce Sabacky, our Chief Technology Officer. We have key man insurance on the lives of Dr. Gotcher and Dr. Sabacky. We do not have agreements requiring any of our key personnel to remain with our company. The loss or unavailability of any or all of these individuals would harm our ability to execute our business plan, maintain important business relationships and complete certain product development initiatives, which would harm our business.

We may issue substantial amounts of additional shares without shareholder approval.

Our articles of incorporation authorize the issuance of an unlimited number of common shares that may be issued without any action or approval by our shareholders. In addition, we have various stock option plans that have potential for diluting the ownership interests of our shareholders. The issuance of any additional common shares would further dilute the percentage ownership of our company held by existing shareholders.

The market price of our common shares is highly volatile and may increase or decrease dramatically at any time.

The market price of our common shares may be highly volatile. Our stock price may change dramatically as the result of announcements of product developments, new products or innovations by us or our competitors, uncertainty regarding the viability of the nanomaterials and titanium dioxide pigment technology or any of our product initiatives, significant customer contracts, significant litigation or other factors or events that would be expected to affect our business, financial condition, results of operations and future prospects. In addition, the market price for our common shares may be affected by various factors not directly related to our business or future prospects, including the following:

•	Intentional manipulation of our stock price by existing or future shareholders or a reaction by investors to trends in our stock rather than the fundamentals of our business;
•	A single acquisition or disposition, or several related acquisitions or dispositions, of a large number of our shares, including by short sellers covering their position;
•	The interest of the market in our business sector, without regard to our financial condition, results of operations or business prospects;
•	Positive or negative statements or projections about our company or our industry, by analysts, stock gurus and other persons;
•
The adoption of governmental regulations or government grant programs and similar developments in the United States or abroad that may enhance or detract from our ability to offer our products and services or affect our cost structure; and

•	Economic and other external market factors, such as a general decline in market prices due to poor economic indicators or investor distrust.

We have never declared a cash dividend and do not intend to declare a cash dividend in the foreseeable future.

We have never declared or paid cash dividends on our common shares. We currently intend to retain any future earnings, if any, for use in our business and, therefore, do not anticipate paying dividends on our common shares in the foreseeable future.

We are subject to various regulatory regimes, and may be adversely affected by inquiries, investigations and allegations that we have not complied with governing rules and laws.

In light of our status as a public company and our lines of business, we are subject to a variety of laws and regulatory regimes in addition to those applicable to all businesses generally.  For example, we are subject to the reporting requirements applicable to Canadian and United States reporting issuers, such as the Sarbanes-Oxley Act of 2002, the rules of the NASDAQ Capital Market and certain state and provincial securities laws. We are also subject to state and federal environmental, health and safety laws, and rules governing department of defense contracts. Such laws and rules change frequently and are often complex.  In connection with such laws, we are subject to periodic audits, inquiries and investigations.  Any such audits, inquiries and investigations may divert considerable financial and human resources and adversely affect the execution of our business plan.

For example, on March 30, 2005, we received a letter of inquiry from the SEC requesting information relating to a press release we issued on February 10, 2005, in which we announced developments in a rechargeable battery technology that incorporates our lithium titanate battery materials. After providing the requested information, we received a follow up letter of inquiry dated August 2, 2005 requesting additional information related to our battery programs, emails of certain affiliates, certain transactions and recent earnings calls. We provided the information to the SEC in a series of letters sent during September and October 2005. We have not been contacted by the SEC since providing all requested information in October 2005 or been notified of any ongoing activity or pending proceeding. The absence of any additional letters of inquiry related to the matter for an approximate 18 month period suggests to us that the inquiry may be completed; however, we have received no notice from the SEC with respect to the status of the inquiry and are uncertain as to its status. Based upon advice of counsel that the SEC frequently does not apprise a company whether an inquiry has been terminated or is ongoing, we expect to remain uncertain in the foreseeable future. Our response to the SEC inquiry diverted considerable financial and human resources, which harmed our ability to execute our business plan for a time, and leaves a level of uncertainty going forward, which may harm our ability to enter into business relationships, recruit qualified officers and employees and raise capital.

Through such audits, inquiries and investigations, we or a regulator may determine that we are out of compliance with one or more governing rules or laws.  Remedying such non-compliance diverts additional financial and human resources.  In addition, in the future, we may be subject to a formal charge or determination that we have materially violated a governing law, rule or regulation.  Any charge, and particularly any determination, that we had materially violated a governing law would harm our ability to enter into business relationships, recruit qualified officers and employees and raise capital.

FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “likely,” “believe,” “intend,” “expect” or similar words. These statements discuss future expectations, contain projections regarding future developments, operations, or financial conditions, or state other forward-looking information. When considering such forward-looking statements, you should keep in mind the risk factors noted in the previous section and other cautionary statements throughout this prospectus and our periodic filings with the SEC that are incorporated herein by reference. You should also keep in mind that all forward-looking statements are based on management’s existing beliefs about present and future events outside of management’s control and on assumptions that may prove to be incorrect. If one or more risks identified in this prospectus or any applicable filings materializes, or any other underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected, or intended.

Among the key factors that may have a direct bearing on our operating results are risks and uncertainties described under “Risk Factors” above, including, without limitation, those attributable to the absence of profits, uncertainties regarding the future demand for our products and services and the competitive advantages of companies that compete, or may compete, in our market.

USE OF PROCEEDS

The aggregate proceeds to the selling shareholder from the sale of the common shares offered by them will be the purchase price of the common shares, less any applicable discounts or commissions. We will not receive any of the proceeds from this offering.

DETERMINATION OF OFFERING PRICE

The offering price of the common shares offered by this prospectus is being determined by the selling shareholder on a transaction-by-transaction basis based upon factors that the selling shareholder considers appropriate. The offering prices determined by the selling shareholders may, or may not, relate to a current market price but should not, in any case, be considered an indication of the actual value of the common shares. We do not have any influence over the price at which selling shareholders offer or sell the common shares offered by this prospectus.

DILUTION

If you invest in our common shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common shares. Our historical net tangible book value as of December 31, 2006 was $37,015,463, or $0.5358 per common share. Historical net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of outstanding common shares.

The above discussion is based on 69,079,270 common shares issued and outstanding as of December 31, 2006 and excludes:

•	3,278,222 common shares issuable upon exercise of options outstanding under our equity incentive plans as of December 31, 2006, at a weighted-average exercise price of $3.06 per share;
•	3,256,525 common shares issuable upon exercise of warrants outstanding as of December 31, 2006, at a weighted-average exercise price of $2.84 per share;
•	1,641,029 common shares reserved as of December 31, 2006 for future awards under our equity incentive plans.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELLING SHAREHOLDER

All of the offered shares are to be sold by an existing security holder. The selling shareholder, which is identified in the table below, acquired the common shares that may be offered and sold hereby in connection with the execution of a Stock Purchase Agreement dated March 2, 2007 in which we issued to The AES Corporation 895,523 common shares for an aggregate price of $3,000,000, or approximately $3.35 per share. In the purchase agreement, we agreed to file a registration statement registering the resale of such shares.

The table below sets forth, as of March 15, 2007:

•	the name of the selling shareholder;
•	certain beneficial ownership information with respect to the selling shareholder;
•	the number of shares that may be sold from time to time by the selling shareholder pursuant to this prospectus; and
•	the amount (and, if 1% or more, the percentage) of common shares to be owned by the selling shareholder if all offered shares are sold.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable upon the exercise of outstanding options, warrants or other purchase rights held by a selling shareholder, to the extent exercisable within 60 days of March 15, 2007, are treated as outstanding for purposes of computing the selling shareholder’s ownership of outstanding common shares and percentage ownership.

We believe that voting and investment power with respect to shares shown as beneficially owned by the selling shareholder resides with the entities and individuals identified in the footnotes to the table below. There can be no assurance that any of the shares offered hereby will be sold.

	Beneficial Ownership Before Offering			Beneficial Ownership upon Completion of the Offering(1)
Beneficial Owner	Number of Shares	Percent(2)	Number of Shares Being Offered	Number of Shares	Percent
The AES Corporation(3)	895,523	1.3%	895,523	0	N/A

_____________________
* Represents less than 1% of the outstanding common shares.

(1)	Assumes the sale by the selling shareholder of all of the shares offered hereunder by the selling shareholder. There can be no assurance that any of the shares offered hereby will be sold.
(2)
The percentages set forth above have been computed assuming the number of shares of common stock outstanding equals the sum of (a) 70,000,626, which is the number of common shares actually outstanding on March 15, 2007, and (b) shares of common stock subject to warrants, options and similar securities exercisable to purchase common stock within 60 days of such date by the selling shareholder with respect to which such percentage is calculated.

(3)	Robert Hemphill has voting control and investment discretion over these securities. Mr. Hemphill disclaims beneficial ownership of such securities.

Relationships with the Company

The selling shareholder is not an officer, director or affiliate of the company.

Broker-Dealers

The selling shareholder has certified to us that it is not a broker-dealer or an affiliate of a broker dealer.

PLAN OF DISTRIBUTION

General

The selling shareholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from the selling shareholder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the common shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholder may also transfer the common shares in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholder may also sell shares by means of short sales to the extent permitted by United States securities laws. Short sales involve the sale by a selling shareholder, usually with a future delivery date, of common shares that the seller does not own. Covered short sales are sales made in an amount not greater than the number of shares subject to the short seller’s warrant, exchange right or other right to acquire common shares. A selling shareholder may close out any covered short position by either exercising its warrants or exchange rights to acquire common shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, a selling shareholder will likely consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which it may purchase common shares pursuant to its warrants or exchange rights.

Naked short sales are any sales in excess of the number of shares subject to the short seller’s warrant, exchange right or other right to acquire common shares. A selling shareholder must close out any naked position by purchasing shares. A naked short position is more likely to be created if a selling shareholder is concerned that there may be downward pressure on the price of the common shares in the open market.

The existence of a significant number of short sales generally causes the price of the common shares to decline, in part because it indicates that a number of market participants are taking a position that will be profitable only if the price of the common shares declines. Purchases to cover naked short sales may, however, increase the demand for the common shares and have the effect of raising or maintaining the price of the common shares.

The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholder also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the name of selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Expenses, Indemnification and Registration Obligations

We are paying the expenses incurred in connection with preparing and filing this prospectus and the registration statement to which it relates, other than selling commissions. We have not retained any underwriter, broker or dealer to facilitate the offer or sale of the shares offered hereby. We will pay no underwriting commissions or discounts in connection therewith.

We have agreed to indemnify the selling shareholder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. The selling shareholders may indemnify any broker-dealers that participate in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling shareholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time that all of the shares have been sold or (ii) the date when the shares are eligible for resale pursuant to paragraph (k) of Rule 144 promulgated under the Securities Act.

Passive Market Making

We have advised the selling shareholder that while it is engaged in a distribution of the shares offered pursuant to this prospectus, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholder, any affiliate purchasers and any broker-dealers or other persons who participate in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. We do not intend to engage in any passive market making or stabilization transactions during the course of the distribution described in this prospectus. All of the foregoing may affect the marketability of the shares offered pursuant to this prospectus.

Limitations

We have advised the selling shareholder that the offered securities may not be offered or sold in any state unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available with respect to such offers or sales. In addition, we have advised the selling shareholder that, to the extent necessary to comply with governing state securities laws, the offered securities should be offered and sold in such jurisdictions only through registered or licensed brokers or dealers.

DESCRIPTION OF OUR COMMON SHARES

Our Common Shares

We are authorized to issue an unlimited number of common shares, which do not have par value. As of March 15, 2007, there were 70,000,626 common shares issued and outstanding and held by approximately 441 registered holders. Holders of common shares are entitled to one vote per share on all matters to be voted on by our shareholders. There is no cumulative voting with respect to the election of directors. The holders of common shares are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors in its discretion from funds legally available therefor. Upon liquidation, dissolution or winding up of the company, the holders of common shares are entitled to receive ratably any assets available for distribution to shareholders. The common shares have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding common shares are fully paid and nonassessable. Each common share includes an attached right arising under, and subject to the terms described in, the Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999 between us and Equity Transfer Services, Inc., as the Rights Agent. The terms of such rights are summarized in “Change of Control Provisions Applicable to Our Common Shares” below.

As of March 15, 2007, we had issued and outstanding options to acquire 4,532,124 common shares issued pursuant to our stock incentive plans, had issued and outstanding warrants to purchase 3,256,525 common shares issued in various series and had 356,294 shares reserved for future grants under our stock incentive plans.

Change of Control Provisions Applicable to Our Common Shares

Neither our articles of continuance nor our bylaws contain any provision that would delay, defer or prevent a change in control of the company. We have, however, adopted a Shareholders Rights Plan Agreement dated November 27, 1998, amended and restated by the Amended and Restated Shareholder Rights Plan Agreement dated October 15, 1999 with Equity Transfer Services, Inc., as the Rights Agent.

Pursuant to the Rights Agreement, on November 27, 1998, which is the record date, our Board of Directors authorized and declared a distribution of one right with respect to each common share issued and outstanding as of the record date and each common share issued thereafter prior to the expiration time (as defined below). The rights are subject to the terms and conditions of the Rights Agreement, a copy of which is attached as an Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 18, 1999. A copy of the Rights Agreement is also available upon written request to us. Because it is a summary, the following description of the rights and the Rights Agreement necessarily omits certain terms, exceptions, or qualifications to the affirmative statements made therein. The reader is advised to review the entire Rights Agreement prior to making any investment decision.

Certain Key Terms of the Rights Prior to Flip-In Date.

Prior to the date a transaction or event occurs by which a person, called an acquiring person, becomes the owner of 15% or more of the outstanding common shares and other shares entitled to vote for the election of directors, which event is a Flip-in Event, each right entitles the holder thereof to purchase one-half common share for the price of $20 (which exercise price and number are subject to adjustment as set forth in the Rights Agreement). Notwithstanding the foregoing, no Right shall be exercisable prior to the commencement date. The commencement date is the close of business on the eighth business day after the earlier of (a) the date of a public announcement or disclosure by the company or an acquiring person of facts indicating that a person has become an acquiring person, or (b) the date of commencement of, or first public announcement of, the intent of any person to commence a bid for a number of voting shares that would give the bidder beneficial ownership of 15% of more of the issued and outstanding voting shares, referred to as a Take-over Bid.

Certain Key Terms of the Rights Following Flip-In Date.

Section 3.1 of the Rights Agreement includes a provision, referred to as a conversion provisions, which provides that, subject to certain exceptions, upon the occurrence of a Flip-in Event, each right shall be a adjusted so as to constitute a right to purchase from us for the $20, as adjusted, a number of common shares having an aggregate market price of four times $20 (as adjusted). The market price is determined by averaging the closing price of the common shares on the primary exchange for the common shares for the 20 trading days preceding the date of determination. In addition, upon the occurrence of any Flip-in Event (which is not subsequently deemed not to have occurred under the Rights Agreement), any rights owned by the acquiring person, its affiliates, or certain assignees become null and void. Any rights certificate subsequently issued upon transfer, exchange, replacement, adjustment, or otherwise with respect to common shares owned by any of the foregoing persons shall bear a legend indicating the extent to which such rights are void. Rights held by us or our subsidiaries are also void.

Exceptions, Redemption and Waiver.

The definitions of Flip-in Event and certain related terms are subject to exceptions, certain of which are summarized below. Nevertheless, to understand each such exception and how they may interrelate, the reader is advised to review the Rights Agreement. Despite a person's acquisition of 15% or more of our voting shares, a Flip-in Event shall be deemed not to have occurred or shall have no effect if:

(1)  the acquiring person is the company or an entity controlled by the company;

(2)  the acquiring person is an underwriter who becomes the beneficial owner of 15% or more voting shares in connection with a distribution of securities pursuant to an underwriting agreement with us;

(3)  the transaction by which the person becomes an acquiring person is a voting share reduction, which is an acquisition or redemption of voting shares by us which, by reducing the number of outstanding common shares, has the incidental effect of increasing the acquiring person's ownership percentage;

(4)  the transaction by which the person becomes an acquiring person is an acquisition with respect to which our Board of Directors has waived the conversion provision because:

(a) our Board of Directors has determined prior to the commencement date that a person became an acquiring person by inadvertence and, within 10 days of such determination, such person has reduced its beneficial ownership of common shares so as not to be an acquiring person;

(b) our Board of Directors acting in good faith has determined, prior to the occurrence of a Flip-in Event, to waive application of the conversion provision, referred to as a discretionary waiver;

(c) our Board of Directors determines within a specified time period to waive application of the conversion provision to a Flip-in Event, provided that the acquiring person has reduced, or agreed to reduce, its beneficial ownership of voting shares to less than 15% of the outstanding issue of voting shares, referred to as a waiver following withdrawal.

(5)  the acquisition by which the person becomes an acquiring person is an acquisition pursuant to (a) a dividend reinvestment plan or share purchase plan made available to all holders of voting shares; (b) a stock dividend, stock split or similar event pursuant to which the acquiring person receives common shares on pro rata basis with all members of the same class or series; (c) the acquisition or exercise of rights to purchase voting shares distributed to all holders of voting shares; (d) a distribution of voting shares or securities convertible into voting shares offered pursuant to a prospectus or by way of a private placement, provided the acquiring person does not thereby acquire a greater percentage of the voting shares or convertible securities offered than the person's percentage of voting shares beneficially owned immediately prior to such acquisition.

In addition, (i) when a Take-over Bid is withdrawn or otherwise terminated after the commencement date has occurred, but prior to the occurrence of a Flip-in Date, or (ii) if the Board of the Directors grants a waiver following withdrawal, our Board of Directors may elect to redeem all outstanding rights at the price of Cdn. $.0000001 per right (as adjusted). Upon the rights being redeemed pursuant to the foregoing provision, all provisions of the Rights Agreement shall continue to apply as if the commencement date had not occurred, and we shall be deemed to have issued replacement rights to the holders of its then outstanding common shares.

In addition, our Board of Directors may, at any time prior to the first date of public announcement or disclosure by us or an acquiring person of facts indicating that a person has become an acquiring person, or announcement date, elect to redeem all, but not less than all, of the then outstanding rights at the $.0000001 per share (as adjusted). Moreover, in the event a person acquires voting shares pursuant to a discretionary waiver, our Board of Directors shall be deemed to have elected to redeem the rights at $.0000002 per share (as adjusted). Within 10 days after our Board of Directors elects, or is deemed to have elected, to redeem the rights, our Board of Directors shall give notice of redemption to the holders of the then outstanding rights and, in such notice, described the method of payment by which the redemption price will be paid. The rights of any person under the Rights Agreement or any right, except rights to receive cash or other property that have already accrued, shall terminate at the expiration time, which is the date of a discretionary redemption or a deemed redemption described in this paragraph.

Exercise of the Rights.

The rights shall not be exercisable prior to the commencement date. Until the commencement date, each right shall be evidenced by the certificate for the associated common share and will be transferable only together with, and will be transferred by the transfer of, its associated common share. New common share certificates issued after the effective date of the Rights Agreement will contain a legend incorporating the Rights Agreement by reference. Certificates issued and outstanding at the effective date of the Rights Agreement shall evidence one right for each common share evidenced thereby, notwithstanding the absence of a legend incorporating the Rights Agreement, until the earlier of the commencement date or the expiration time. Each common share issued for new value after the effective date of the Rights Agreement, but prior to the expiration time, shall automatically have one new right associated with it and shall bear the appropriate legend.

From and after the commencement date, the rights may be exercised, and the registration and transfer of the rights shall be separate from and independent of the common shares. Following the commencement date, we shall mail to each holder of common shares as of the commencement date, or such holder's nominee, a rights certificate representing the number of rights held by such holder at the commencement date and a disclosure statement describing the rights.

Rights may be exercised in whole or in part on any business day after the commencement date and prior to the expiration time by submitting to the rights certificate, an election to exercise, and payment of the sum equal to $.0000001 per share (as adjusted) multiplied by the number of rights being exercised. Upon receipt of such materials, the Rights Agent will promptly deliver certificates representing the appropriate number of common shares to the registered holder of the relevant rights certificate and, if not all rights were exercised, issue a new rights certificate evidencing the remaining unexercised rights.

The foregoing descriptions do not purport to be complete and are qualified by reference to the definitive Rights Agreement.

EXPERTS

The consolidated financial statements for periods ended December 31, 2006 and for each of the two years in the period ended December 31, 2006 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Perry-Smith LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Perry-Smith LLP issued an attestation report on management’s assessment of internal control over financial reporting contained in our Annual Report on Form 10-K for the year ended December 31, 2006. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2004 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the offered common shares has been passed upon for us by Cassels Brock & Blackwell LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

As permitted by SEC rules, this prospectus does not contain all of the information in the registration statement of which this prospectus is a part or the exhibits to the registration statement. The SEC permits us to incorporate by reference into this prospectus information filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except as superseded or modified by information contained directly in this prospectus or in a subsequently filed document that also is (or is deemed to be) incorporated into this prospectus by reference.

This prospectus incorporates by reference the documents set forth below that we (File No. 001-12497) have previously filed with the SEC pursuant to the Exchange Act. These documents contain important information about the Company and its financial condition.

(a) Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 13, 2007.

(b) Our Current Reports on Form 8-K filed with the SEC on January 12, 2007, March 2, 2007, March 6, 2007, and March 8, 2007.

(c) The description of our common shares contained in our Registration Statement on Form 10-SB, SEC File No. 1-12497 filed with the SEC pursuant to the Securities Exchange Act of 1934, including any amendment or report filed under the Securities Exchange Act of 1934 for the purpose of updating such description.

We hereby incorporate by reference all reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or a document incorporated by reference into the prospectus are not necessarily complete, and in each instance we qualify each of these statements in all respects by the reference to the full agreement.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities at 100 F Street N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC’s Website at http://www.sec.gov or through the “SEC Filings” tab of the “Investors” section on our website at http://www.altairnano.com.

Upon written or oral request, we will provide without charge to each person to whom a copy of this prospectus is delivered, including any beneficial owner, a copy of the information that has been or may be incorporated by reference in this prospectus. Direct any request for copies to Ed Dickinson, Chief Financial Officer, at our corporate headquarters, located at 204 Edison Way, Reno, NV 89502 (telephone number: (775) 858-3750).

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date hereof.

895,523 Common shares ALTAIR NANOTECHNOLOGIES INC. Prospectus April 10, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses of the offering, sale and distribution of the offered securities being registered pursuant to this registration statement (the “Registration Statement”). All of the expenses listed below will be borne by the Company. All of the amounts shown are estimates except the SEC registration fees.

Item	Amount
SEC Commission registration fees	$90.31
Accounting fees and expenses	15,000
Legal fees and expenses	15,000
Miscellaneous expenses	$3,000
Total	$33,090.31

Item 15. Indemnification of Directors and Officers.

Our Bylaws

The Registrant’s Bylaws provide that, to the maximum extent permitted by law, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. In addition, the Registrants Bylaws require the Registrant to advance monies to an indemnifiable officer, director or similar person in connection with threatened or pending litigation.

The Canada Business Corporations Act

Section 124 of the Canada Business Corporations Act provides as follows with respect to the indemnification of directors and officers:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2) A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1). The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3) A corporation may not indemnify an individual under subsection (1) unless the individual

(a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4) A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in subsection (3).

(5) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b) fulfills the conditions set out in subsection (3).

(6) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a) in the individual’s capacity as a director or officer of the corporation; or

(b) in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

(7) A corporation, an individual or an entity referred to in subsection (1) may apply to a court for an order approving an indemnity under this section and the court may so order and make any further order that it sees fit.

(8) An applicant under subsection (7) shall give the Director notice of the application and the Director is entitled to appear and be heard in person or by counsel.

(9) On an application under subsection (7) the court may order notice to be given to any interested person and the person is entitled to appear and be heard in person or by counsel.

Other Indemnification Information

Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Registrant maintains insurance through a commercial carrier against certain liabilities which may be incurred by its directors and officers. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

Item 16. Exhibits.

4.1	Articles of Continuance (1)
4.2	Bylaw No. 1 (1)
4.3	Form of Stock Purchase Agreement issued March 2, 2007 between Altair and The AES Corporation(2)
4.4	Specimen Stock Certificate of the registrant(3)
5.1	Opinion of Cassels Brock & Blackwell LLP*
23.1	Consent of Perry-Smith LLP*
23.2	Consent of Deloitte & Touche LLP*

*	Filed herewith.
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2002, File No. 001-12497.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2007, File No. 001-12497.
(3)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed with the SEC on November 25, 1996, File No. 001-12497.

Item 17. Undertakings.

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A) Paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada on April 10, 2007.

ALTAIR NANOTECHNOLOGIES INC.

By:	/s/ Alan J. Gotcher

Alan J. Gotcher, President and Chief Executive Officer

ADDITIONAL SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Alan J. Gotcher and Edward Dickinson, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Alan J. Gotcher Alan J. Gotcher	Chief Executive Officer, President and Director (Principal Executive Officer)	April 10, 2007

/s/ Edward Dickinson Edward Dickinson	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	April 10, 2007

/s/ Michel Bazinet Michel Bazinet	Director	April 10, 2007

/s/ Jon N. Bengtson Jon N. Bengtson	Chairman of the Board	April 10, 2007

/s/ James I. Golla James I. Golla	Director	April 10, 2007

/s/ George Hartman George Hartman	Director	April 10, 2007

/s/ Christopher E. Jones Christopher E. Jones	Director	April 10, 2007

/s/ Pierre Lortie Pierre Lortie	Director	April 10, 2007

EXHIBIT INDEX

4.1	Articles of Continuance (1)
4.2	Bylaw No. 1 (1)
4.3	Form of Stock Purchase Agreement issued March 2, 2007 between Altair and The AES Corporation (2)
4.4	Specimen Stock Certificate of the registrant(3)
5.1	Opinion of Cassels Brock & Blackwell LLP *
23.1	Consent of Perry-Smith LLP*
23.2	Consent of Deloitte & Touche LLP*

*	Filed herewith.
(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2002, File No. 001-12497.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 6, 2007, File No. 001-12497.
(3)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed with the SEC on November 25, 1996, File No. 001-12497.